UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

                   Certification and Notice of Termination of
               Registration under Section 12(g) of the Securities
                       Exchange Act of 1934 or Suspension
               of Duty to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934.

                         COMMISSION FILE NUMBER: 1-05590

                                Fluke Corporation
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            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              6920 Seaway Boulevard
                            Everett, Washington 98203
                                 (425) 347-6100
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               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                      INCLUDING AREA CODE, OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)

                     Common Stock, par value $.25 per share
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            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      None
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         (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO
               FILE REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)          [X]             Rule 12h-3(b)(1)(ii)      [ ]
Rule 12g-4(a)(1)(ii)         [ ]             Rule 12h-3(b)(2)(i)       [ ]
Rule 12g-4(a)(2)(i)          [ ]             Rule 12h-3(b)(2)(ii)      [ ]
Rule 12g-4(a)(2)(ii)         [ ]             Rule 15d-6                [ ]
Rule 12h-3(b)(1)(i)          [X]

         Approximate number of holders of record as of the certification or
notice date:   1
              ---

         Pursuant to the requirements of the Securities Exchange Act of 1934, Fluke Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    July 9, 1998                     By:  /s/ Douglas G. McKnight
                                             -----------------------------------
                                              Name:  Douglas G. McKnight
                                              Title:  Vice President, General
                                                      Counsel and Corporate
                                                      Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.